Exhibit 99.1

Clovis Oncology Announces Second Quarter 2015 Operating Results

  Completed rociletinib (CO-1686) U.S. NDA and E.U. MAA regulatory submissions in July for patients with EGFR-mutant non-small cell lung cancer who have been previously treated with an EGFR-targeted therapy and have the T790M mutation
  Preparing for potential Q4 2015 U.S. launch of rociletinib; establishing European commercial organization for potential 2016 launch of rociletinib
  Raised $298 million in July equity offering; June 30, 2015 pro forma cash and available-for-sale securities balance of $676 million

BOULDER, Colo.--(BUSINESS WIRE)--August 6, 2015--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its quarter ended June 30, 2015, and provided an update on the Company’s clinical development programs for 2015.

“This is a very exciting time for our company,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We have completed our first rociletinib NDA and MAA submissions, we are building out our commercial organizations in both the U.S. and E.U., and we are preparing for a potential U.S. launch as early as the end of this year. We are quickly accelerating toward becoming a global commercial biopharmaceutical organization.”

Second Quarter 2015 Financial Results

The Company reported no revenues for the second quarter and first half of 2015, compared to $13.6 million for the first quarter and first half of 2014 which consisted of a milestone payment pursuant to its collaboration and license agreement for lucitanib with Les Laboratoires Servier (Servier).

Research and development expenses totaled $60.4 million for the second quarter of 2015 and $117.1 million for the first half of 2015, compared to $28.4 million and $52.6 million for the comparable periods in 2014. The increase in expenses for both the three- and six-month periods is due to the significantly expanded clinical development activities for rociletinib and rucaparib, increased launch planning activities for rociletinib and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded activities.

General and administrative expenses totaled $7.2 million for the second quarter of 2015 and $14.0 million for the first half of 2015, compared to $5.3 million and $10.6 million for the comparable periods in 2014. The year over year increase is primarily due to higher share-based compensation and personnel expense for employees engaged in general and administrative activities, increased facility costs and higher professional service fees.

Net loss attributable to common shareholders was $71.5 million ($2.10 per share) for the second quarter of 2015 and $134.7 million ($3.96 per share) for the first half of 2015, compared to a net loss of $34.8 million ($1.03 per share) and $65.5 million ($1.93 per share) for the comparable periods of 2014. Share-based compensation expense totaled $8.4 million for the second quarter of 2015 and $17.1 million for the first half of 2015.

Clovis had $377.6 million in cash, cash equivalents and available-for-sale securities and approximately 34.1 million outstanding shares of common stock as of June 30, 2015. In July 2015, the Company raised net proceeds of $298.0 million through an offering of 4.1 million shares of common stock.

2015 Key Milestones and Objectives

Highlights of planned or completed objectives for each product follows:

Rociletinib

Rociletinib is an oral, potent, mutant-selective inhibitor of epidermal growth factor receptor (EGFR) under investigation for the treatment of EGFR-mutated non-small cell lung cancer (NSCLC). Rociletinib targets the activating mutations of EGFR (L858R and Del19), while also inhibiting the dominant acquired resistance mutation, T790M. The T790M mutation develops in approximately 60 percent of patients treated with first- and second-generation EGFR inhibitors.

On July 30, 2015, the Company submitted its New Drug Application (NDA) regulatory filing to the U.S. Food and Drug Administration (FDA) for rociletinib for the treatment of patients with mutant EGFR NSCLC who have been previously treated with an EGFR-targeted therapy and have the EGFR T790M mutation as detected by an FDA approved test. Rociletinib was granted Breakthrough Therapy designation by the U.S. FDA in May 2014. Clovis also submitted its Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) through the centralized procedure for rociletinib for the same indication. There is a validation period before both applications are formally accepted, after which the review commences.

The U.S. and E.U. regulatory submissions include data from two single-arm studies, TIGER-X and TIGER-2. During the second quarter, updated findings from the TIGER-X study, evaluating the safety and activity of rociletinib in a very advanced EGFR-mutant NSCLC patient population were presented at the 2015 American Society of Clinical Oncology (ASCO) annual meeting. Highlights of the data presented included the following:

  60% overall response rate (ORR) and 90% disease control rate (DCR) in heavily pretreated centrally confirmed tissue T790M-positive patients at the 500mg BID dose
  Median progression free survival (PFS) of 10.3 months observed in patients without a history of CNS metastases; median PFS of 8 months observed in an overall population of 270 heavily pretreated centrally confirmed tissue T790M-positive patients, including 40% of patients with a history of CNS metastases
  37% ORR in centrally confirmed tissue T790M-negative patients
  57% ORR and 80% DCR in centrally confirmed plasma-genotyped T790M-positive patients – may allow for broader testing for mutations in patients ineligible for tissue biopsy
  Well-tolerated; the most frequent adverse reactions or lab abnormalities reported were diarrhea, nausea, fatigue, QTc prolongation and hyperglycemia; the only Grade 3 adverse reaction or lab abnormality reported in greater than 5% of patients was hyperglycemia

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of ovarian cancer, specifically in patients with tumors with BRCA mutations and other DNA repair deficiencies beyond BRCA, commonly referred to as “BRCA-like."

In April 2015, Clovis was granted its second Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA), in this case for rucaparib as monotherapy treatment of advanced ovarian cancer in patients who have received at least two lines of prior platinum-containing therapy, with BRCA-mutated tumors, inclusive of both germline BRCA (gBRCA) and somatic BRCA (sBRCA) mutations.

Also during the second quarter, updated findings from ARIEL2 and Study 10, two ongoing studies evaluating the safety and activity of rucaparib in advanced ovarian cancer patients, were presented at the 2015 American Society of Clinical Oncology (ASCO) annual meeting. Data from these studies demonstrated encouraging activity and safety in women with advanced, platinum-sensitive ovarian cancer with gBRCA and sBRCA mutations. In addition, these data demonstrated that the application of Clovis’ proprietary BRCA-like tumor DNA signature to Foundation Medicine’s companion diagnostic assay successfully predicts the population of BRCA-like patients that are not gBRCA or sBRCA that respond to rucaparib therapy. Highlights of the data presented included the following (all RECIST response rates):

  Data from ARIEL2 in BRCA-mutant patients demonstrated an ORR of 69%, a DCR of 94% and a median PFS of 9.4 months
    Complete responses (CRs) observed in 10% of patients
  Data from ARIEL2 in patients with the BRCA-like signature demonstrated an ORR of 30%, a DCR of 73% and a median PFS of 7.1 months
  Approximately 60% of the 204 patients treated in the initial ARIEL2 study had either BRCA-mutant or BRCA-like tumors
  61% ORR and median duration of response greater than 11 months observed in 23 BRCA-mutant patients treated with at least three prior lines of chemotherapy from ARIEL2 and Study 10 combined
    CRs observed in 13% of patients in this group
  Rucaparib is well-tolerated with a manageable safety profile. The grade 3/4 treatment-related adverse events (AEs) observed in >15% of patients treated with the recommended 600mg BID dose were anemia/decreased hemoglobin (16%) in ARIEL2, and fatigue/asthenia (18%), and anemia (25%) in Study 10

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Les Laboratoires Servier (Servier) on the global clinical development of lucitanib outside of China, initially targeting solid tumors with FGFR pathway activation, including breast and lung cancers.

A Phase 2 program is underway to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced lung cancer with FGFR1 amplification, both of which are currently enrolling patients. In parallel with these Clovis-sponsored studies, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy. The Company anticipates initial data from its breast cancer study by year-end 2015.

Conference Call Details

Clovis will hold a conference call to discuss second quarter 2015 results this afternoon, August 6, at 4:30pm ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.489.9022, International participants 678.509.7575, conference ID: 95567489.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
License and milestone revenue	$-	$-	$-	$13,625

Operating expenses:
Research and development	60,368	28,440	117,118	52,591
General and administrative	7,204	5,265	13,955	10,585
Acquired in-process research and development	-	400	-	8,806
Amortization of intangible asset	-	-	-	3,409
Accretion of contingent purchase consideration	764	861	1,488	1,683
Total expenses	68,336	34,966	132,561	77,074

Operating loss	(68,336)	(34,966)	(132,561)	(63,449)

Other income (expense):
Interest expense	(2,097)	-	(4,172)	-
Foreign currency gains (losses)	(1,142)	316	2,105	256
Other income (expense)	62	(46)	73	(92)
Other income (expense), net	(3,177)	270	(1,994)	164

Loss before income taxes	(71,513)	(34,696)	(134,555)	(63,285)
Income tax expense	(18)	(68)	(120)	(2,197)
Net loss	$(71,531)	$(34,764)	$(134,675)	$(65,482)

Basic and diluted net loss per common share	$(2.10)	$(1.03)	$(3.96)	$(1.93)

Basic and diluted weighted average common shares outstanding	34,088	33,872	34,049	33,846

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$236,261	$482,677
Available-for-sale securities	141,382	-
Working capital	325,769	443,400
Total assets	663,004	786,206
Convertible senior notes	287,500	287,500
Common stock and additional paid-in capital	805,303	785,123
Total stockholders' equity	199,674	331,630

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com